Filed Pursuant to Rule 424(b)(5)

Registration No. 333-199274

PROSPECTUS SUPPLEMENT (To the Prospectus dated October 23, 2014)

Up to $10,500,000 of Shares

of Common Stock

We have entered into an At Market Issuance Sales Agreement, or sales agreement, with FBR Capital Markets & Co. (“FBR”) dated August 15, 2016, relating to shares of our common stock offered by this prospectus supplement. In accordance with the terms of the sales agreement, under this prospectus supplement we may offer and sell up to $10,500,000 of shares of our common stock, $0.0002 par value per share, from time to time through FBR, acting as sales agent.

Our common stock is listed on the NASDAQ Capital Market under the symbol “HTBX.”  The last reported sale price of our common stock on the NASDAQ Capital Market on August 12, 2016 was $1.63 per share.

Sales of our common stock, if any, under this prospectus supplement will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the NASDAQ Capital Market, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices, and/or any other method permitted by law. FBR is not required to sell any specific amount, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

FBR will be entitled to compensation at a commission rate equal to up to 3.0% of the gross sales price per share sold. In connection with the sale of the common stock on our behalf, FBR may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of FBR may be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to FBR with respect to certain liabilities, including liabilities under the Securities Act.

As of August 12, 2016, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $31,703,916, based on 19,491,018 shares of outstanding common stock, of which approximately 17,515,976 are held by non-affiliates and 1,975,042 shares are held by affiliates, and a per share price of $1.81, which was the closing sale price of our common stock on August 8, 2016.  We have not offered any securities during the past twelve months pursuant to General Instruction I.B.6 of Form S-3.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements.  See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

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FBR

The date of this prospectus supplement is August 15, 2016.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. Under the shelf registration process, we may offer shares of our common stock having an aggregate offering price of up to $10,500,000 from time to time under this prospectus supplement at prices and on terms to be determined by market conditions at the time of offering.  The second part, the accompanying prospectus, including the documents incorporated by reference, gives more general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both parts of this document combined, together with all documents incorporated by reference. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the securities being offered and other information you should know before investing in our securities. You should also read and consider information in the documents we have referred you to in the section of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide to you in connection with this offering and the information incorporated or deemed to be incorporated by reference therein. We have not, and FBR has not, authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We are offering to sell, and are seeking offers to buy, the common stock only in jurisdictions where such offers and sales are permitted. No action has been or will be taken in any jurisdiction by us or FBR that would permit a public offering of the common stock or the possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we file with the SEC that are incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), these statements reflect our current views with respect to our ongoing and planned clinical trials, business strategy, business plan, financial performance and other future events, including statements regarding the progress and timing of our product development, the goals of our development activities, estimates of the potential markets for our product candidates, estimates of the capacity of manufacturing and other facilities to support our products, our expected future revenues, operations and expenditures and projected cash needs. These statements include forward-looking statements both with respect to us, specifically, and the biotechnology sector, in general. We make these statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. All forward-looking statements involve inherent risks and uncertainties, and there are or will be important factors that could cause actual results. We believe that these factors include, but are not limited to, those factors set forth under the caption “Risk Factors” in this prospectus supplement and in the accompanying prospectus and under the captions “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, all of which you should review carefully, as well as the following risks and uncertainties:

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our ability to implement our business plan;

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our ability to raise additional capital to meet our liquidity needs;

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our ability to generate product revenues;

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our ability to achieve profitability;

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our ability to continue to meet the listing requirements of the Nasdaq Capital Market;

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our ability to comply with our loan covenants;

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our ability to satisfy U.S. (including the Food and Drug Administration (the “FDA”)) and international regulatory requirements;

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our ability to obtain market acceptance of our technology and products;

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our ability to compete in the market;

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our ability to advance our clinical trials;

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our ability to fund, design and implement clinical trials;

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our ability to demonstrate that our product candidates are safe for human use and effective for indicated uses;

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our ability to gain acceptance of physicians and patients for use of our products;

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our dependency on third-party researchers and manufacturers and licensors;

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our ability to effectively implement cost-cutting measures;

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our ability to establish and maintain strategic partnerships, including for the distribution of products;

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our ability to attract and retain sufficient, qualified personnel;

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our ability to obtain or maintain patents or other appropriate protection for the intellectual property;

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our dependency on the intellectual property licensed to us or possessed by third parties;

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our ability to adequately support future growth; and

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potential product liability or intellectual property infringement claims.

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Please consider our forward-looking statements in light of those risks as you read this prospectus supplement and the accompanying prospectus. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement, or that any information incorporated by reference into this prospectus is accurate as of any date other than the date of the document so incorporated by reference. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this Note. Before purchasing any shares of common stock, you should consider carefully all of the factors set forth or referred to in this prospectus supplement and in the accompanying prospectus that could cause actual results to differ.

S-iv

INDUSTRY AND MARKET DATA

We obtained the industry and market data in this prospectus supplement from our own research as well as from industry and general publications, surveys and studies conducted by third parties. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus supplement.  These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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PROSPECTUS SUPPLEMENT SUMMARY

The items in the following summary are described in more detail elsewhere in this prospectus supplement and in the documents incorporated by reference herein. This summary highlights selected information contained elsewhere in this prospectus supplement. This summary is not intended to be complete and does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement carefully, especially the “Risk Factors” section beginning on page S-6 and other documents or information included or incorporated by reference in this prospectus supplement before making an investment decision. Except where the context requires otherwise, in this prospectus the terms “Company,” “Heat,” “we,” “us” and “our” refer to Heat Biologics, Inc., a Delaware corporation.

Company Overview

We are an immuno-oncology company developing novel therapies intended to activate a patient’s immune system to fight cancer.  Using our T cell-stimulating platform technologies, ImPACT® (Immune Pan-Antigen Cytotoxic Therapy) and ComPACT™ (Combination Pan-Antigen Cytotoxic Therapy), we have generated several product candidates that we believe may be effective in treating certain forms of cancer.  Our platform technologies address two synergistic mechanisms of action: activation of CD8+ T cells, or “killer” T cells; and T cell co-stimulation.  We believe the use of these technologies has the potential to enhance patients’ natural immune response against certain cancers.

Using our ImPACT® platform technology, we have developed product candidates that consist of live, genetically-modified, irradiated human cancer cells which secrete a broad spectrum of tumor-associated antigens (“TAAs”) together with a potent immune response stimulator called “gp96.”  The secreted antigen-gp96/TAA complexes activate a patient’s immune system to recognize and kill cancer cells that express the TAAs included in the product candidates, which we have engineered to address the most prevalent TAAs present in the “tumor signature” of a specific cancer.

Our ComPACT™ platform technology enables us to combine a pan-antigen T cell-activating vaccine and a T cell co-stimulator in a single product, offering the potential benefits of combination immunotherapy without the need for multiple independent biologic products.  Using ComPACT™, we have engineered new product candidates that incorporate various ligand fusion proteins targeting co-stimulatory receptors (OX40, ICOS, 4-1BB) into the gp96-Ig expression vector, resulting in a single product candidate that includes both a pan-antigen T cell-priming vaccine and a T cell co-stimulator.

Using our platform technologies, we produce product candidates from allogeneic cell lines selected to express the broadest array of commonly shared tumor antigens for a specified type of cancer.  Unlike autologous or “personalized” therapeutic vaccine approaches that require the extraction of blood or tumor tissue from each patient and the creation of an individualized treatment, our product candidates are fully allogeneic, do not require extraction of individual patient’s material or custom manufacturing. As a result, our product candidates can be mass-produced and readily available for immediate patient use.  Because each patient receives the same treatment, we believe that our immunotherapy approach offers logistical, manufacturing and other cost benefits compared to one-off, patient-specific approaches.

Using our ImPACT® platform technology, we have developed HS-410 (vesigenurtacel-L) as a product candidate to treat non-muscle invasive bladder cancer (“NMIBC”) and HS-110 (viagenpumatucel-L), intended for use in combination with an anti-PD-1 checkpoint inhibitor, as a potential treatment for patients with non-small cell lung cancer (“NSCLC”). To date, we have administered in excess of 1,000 doses of HS-410 and HS-110 collectively in approximately 200 patients. We are currently conducting a Phase 2 trial of HS-410 in patients with NMIBC, which is our primary focus, and a Phase 1b trial of HS-110, in combination with nivolumab (Opdivo®), a Bristol- Myers Squibb PD-1 checkpoint inhibitor, to treat patients with NSCLC.

Our lead product candidates are HS-410 and HS-110. Currently, we have completed enrollment in all arms of our Phase 2 trial with HS-410 in patients with NMIBC, and are conducting a Phase 1b trial of HS-110 in combination with nivolumab (Opdivo®), a Bristol-Myers Squibb PD-1 checkpoint inhibitor, to treat patients with NSCLC.  We are devoting substantially all of our resources to developing HS-410 and the advancing of the current eight patients in our Phase 1b clinical trial evaluating HS-110 in combination with nivolumab (Opdivo®), a Bristol-Myers Squibb PD-1 checkpoint inhibitor, to treat patients with NSCLC.

The table below summarizes our current product candidates and their stages of development:

HS-410 – Bladder Cancer

HS-410 (vesigenurtacel-L) is a biologic product candidate comprising a cancer cell line genetically modified using our ImPACT® technology platform to secrete a wide range of cancer antigens related to bladder cancer bound to gp96 molecules. We believe that HS-410 has the potential to activate a T cell-mediated pan-antigen immune response that could be an effective treatment for patients with NMIBC.

Our primary focus is our Phase 2 trial evaluating HS-410 either alone or in combination with intravesical standard of care, Bacillus Calmette-Guérin (BCG), for the treatment of high-risk NMIBC. The primary endpoint is one-year disease free survival. We completed enrollment for the Phase 2 trial’s three randomized, combination arms and anticipate reporting topline efficacy, immune-response and safety data in the fourth quarter of 2016.

On February 25, 2016, we announced that we will no longer enroll new patients in our Phase 2 monotherapy trial arm evaluating HS-410 alone for the treatment of NMIBC. We added the monotherapy trial arm in response to the intermittent global shortage of standard of care BCG in early 2015. The shortage has since been resolved and as such, we will no longer enroll new patients in this trial arm based on discussions with the U.S. FDA. The decision does not relate to concerns regarding the safety profile of HS-410. The 16 patients currently enrolled, out of the anticipated 25 patients, can continue receiving HS-410 monotherapy per the study protocol. We anticipate reporting topline 6-month data from these 16 patients in the fourth quarter of 2016, contemporaneous with reporting data from our three randomized Phase 2 trial arms evaluating HS-410 in combination with BCG.

On February 10, 2016, we announced that the U.S. FDA had lifted the partial clinical hold on our HS-410 Phase 2 clinical trial and that patient enrollment had resumed; clinical timelines were materially unchanged. On February 3, 2016, we announced that we had concluded that the cell line on which HS-410 is based, which is a prostate cancer cell line, had been previously misidentified as a bladder cancer cell line, that we had advised the U.S. FDA of this conclusion and that the U.S. FDA had placed our HS-410 Phase 2 clinical trial on partial clinical hold while they reviewed certain updated documentation provided by us related to the misidentification. The misidentification related to the origin of the cell line and not to the antigen profile or other characteristics of the cell line, which have been accurately characterized throughout the clinical development of HS-410. The partial clinical hold did not relate to concerns regarding the safety and efficacy of HS-410. All data generated and reported remained unchanged, including HS-410’s positive safety profile, immune response and shared antigenic profile with patient tumors. Upon becoming aware of the misidentification, we amended all of the documentation necessary to correct the error, including the related investigator brochure, study protocol and informed consent form. Due to the short duration of the clinical hold, we do not expect any material change in our clinical timelines. In addition, we do not expect that the misidentification will have any adverse effect on the future clinical development of HS-410. While our rights to the prostate cancer cell line are non-exclusive, we believe that our intellectual property portfolio, which we expect to be unaffected by the misidentification, will provide us with appropriate protection for the development and potential commercialization of HS-410.

In January 2016, we reported three-month interim data from the unblinded, monotherapy cohort of our company’s ongoing Phase 2 trial of HS-410 for the treatment of NMIBC at the Phacilitate Immunotherapy World Conference.  In the monotherapy arm, a series of weekly intradermal injections of HS-410 is being dosed as an alternative to BCG.  Images of the bladder taken from several treated patients showed changes that resemble lymphoid (T cell rich) structures that we have observed in biopsy samples, which we believe indicates that HS-410 is generating an immune response as expected. Six out of seven patients in the monotherapy arm, who had reached the 3-month timepoint after treatment with HS-410 alone, remained recurrence free.  One of those patients had carcinoma in situ (CIS) – the patient population believed to be least responsive to BCG – and that patient experienced complete response.

HS-110 – Non-Small Cell Lung Cancer (“NSCLC”)

HS-110 (viagenpumatucel-L) is a biologic product candidate comprising a cancer cell line that has been genetically modified using our ImPACT® technology platform to secrete a wide range of cancer associated antigens related to lung cancer bound to gp96 proteins.  We believe that HS-110 has the potential to activate a T cell-mediated pan-antigen immune response that could be an effective treatment for patients with NSCLC.

We are conducting a Phase 1b clinical trial evaluating HS-110 in combination with nivolumab (Opdivo®), a Bristol-Myers Squibb PD-1 checkpoint inhibitor, to treat patients with NSCLC.  The multicenter, open label trial is expected to initially enroll 18 patients and is designed to accommodate cohort expansion up to 30 patients in total.  Our intent is to advance the current eight patients enrolled in the Phase 1b clinical trial with the proceeds from our March 2016 public offering and to continue to enroll patients in this trial only if additional funding becomes available.  The purpose of the trial is to evaluate the safety and efficacy of HS-110 in combination with nivolumab, an FDA approved anti-PD-1 checkpoint inhibitor, in patients with NSCLC whose cancers have progressed after first-line therapy. Primary and secondary trial endpoints include safety and tolerability, immune response, overall response rate and progression-free survival.  Top-line objective response rate and 6-month progression free survival (PFS) data are expected by the end of 2016 for these first eight patients.

In June 2016, we reported interim study findings suggesting that the addition of HS-110 to nivolumab does not significantly alter the nivolumab safety profile to-date.  In addition, case studies of three trial patients (one non-responder and two responders) have been characterized.  While all three patients showed a decrease in immune cell PD-1 expression, which is consistent with nivolumab’s mechanism of action, both responders also showed a decrease in immunosuppressor cells, as well as increases in activated effector T cells in the peripheral blood.  Furthermore, the two responders showed an increase in CD8+ T cells in biopsy samples after treatment with the HS-110/nivolumab combination.  ELISPOT analysis of patient blood samples demonstrated induction of antigen-specific immune responses to both total vaccine antigen and individual shared tumor antigens in both responding patients, but not the clinical non-responder.  Finally, these responding patients also had low-grade injection site reactions in addition to rash, which the non-responder did not, suggesting their clinical and immune responses may be attributed to the HS-110 vaccine.

We also are conducting a Phase 2 clinical trial evaluating HS-110 in combination with low dose cyclophosphamide versus chemotherapy alone as a potential third-line or fourth-line treatment in patients with NSCLC.  We completed enrollment of 66 patients in this study in September 2015. These patients will be followed for overall survival with data expected to be reported in the fourth quarter of 2016.

Additional Indications

We continue to evaluate other potential indications for our ImPACT® and ComPACT™ platform technologies.  Specifically, using ComPACT™, we have developed cell lines for several other cancers with the first product candidate being a second-generation therapy for non-small cell lung cancer (HS-120).  Our decision to further pursue these product candidates or any additional product candidates other than our two lead product candidates will be based in part upon available funding and partnering opportunities.  On February 18, 2015, we announced a collaboration with OncoSec Medical Inc. to evaluate the feasibility of OncoSec’s ImmunoPulse in vivo electroporation technology for intra-tumoral delivery of gp96-Ig encoding DNA plasmids to activate specific immune responses against ‘private,’ mutation-derived tumor neo-antigens.  In April 2016, we announced the first preclinical data from this collaboration.  Preclinical data demonstrated that combining Heat’s ComPACT vaccine with OncoSec’s intratumoral DNA electroporation delivery platform stimulated an expansion of neoantigen-specific CD8+ T cells, leading to a regression in both treated and untreated cancer tumors in two mouse studies (melanoma and colorectal cancer).  These findings provide initial proof-of-principal and warrant further investigation.

ComPACT™

On June 15, 2015, we announced the development of a next-generation platform incorporating various T cell costimulatory ligand fusion proteins into the gp96-Ig expression vector. ComPACT™ combines a pan-antigen T cell-priming vaccine and T cell co-stimulator in a single product, offering the potential benefits of combination immunotherapy in a single drug without the need for multiple independent biologic products. ComPACT™ has been engineered to incorporate various fusion proteins targeting co-stimulatory receptors (OX40, ICOS, 4-1BB), enabling the combination of two important immunotherapy pathways in a single drug.  We have reported preclinical data demonstrating that ComPACT secreting OX40L generated the most potent immune response among other ComPACT co-stimulator variations including TL1A, 4-1BBL and ICOSL, as well as compared to systemic delivery of OX40 agonist antibody and vaccine alone.

Corporate Background

We were incorporated under the laws of the State of Delaware on June 10, 2008.  Our principal offices are located at 801 Capitola Drive, Durham, North Carolina 27713.  Our website address is www.heatbio.com. The information contained in, and that can be accessed through, our website is not incorporated into and is not a part of this report.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we intend to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

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allowance to provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

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reduced disclosure about our executive compensation arrangements;

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no non-binding advisory votes on executive compensation or golden parachute arrangements; and

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exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you have beneficial ownership.

Recent Events

On July 19, 2016, we held our 2016 Annual Meeting of Stockholders at which our stockholders voted to approve each proposal presented, which included: (i) the election of the following four (4) individuals to serve as directors: Jeff Wolf, John Monahan, Ph.D., Edward B. Smith, III and John Prendergast, Ph.D.; (ii) the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and (iii) the approval of an amendment to our 2014 Stock Incentive Plan, as amended (the “2014 Plan”), to increase by 1,900,000 shares the aggregate number of shares of common stock that may be delivered pursuant to awards granted during the life of the 2014 Plan, which would allow us to grant up to an aggregate of 3,000,000 shares of our common stock as awards under the 2014 Plan. Lastly, our stockholders approved an amendment to our Third Amended and Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock with the ratio to be determined by our Board of Directors (the “Board”), within a range of one (1) share of common stock for every two (2) to twenty (20) shares of common stock.  If the Board believes that a reverse stock split is in the best interests of the Company and its stockholders, the Board will determine the ratio, within the range approved by our stockholders, and implement such reverse stock split.

The Offering
Common stock offered by us pursuant to this prospectus supplement	Shares of our common stock having an aggregate offering price of up to $10,500,000.

Common stock to be outstanding after the offering

Up to 25,932,736 shares (as more fully described in the notes following this table), assuming sales of 6,441,718 shares of our common stock in this offering at an offering price of $1.63 per share, which was the last reported sale price of our common stock on the NASDAQ Capital Market on August 12, 2016. The actual number of shares issued will vary depending on the sales price under this offering.(1)

Manner of offering

“At the market offering” that may be made from time to time on the NASDAQ Capital Market or other market for our common stock in the United States through our agent, FBR Capital Markets & Co. See the section entitled “Plan of Distribution” on page S-11 of this prospectus supplement.

Use of proceeds

We currently intend to use the net proceeds from this offering for general corporate purposes, including, but not limited to, continuing to support and advance our ongoing clinical programs, the repayment of certain debt obligations, for licensing, acquisition and/or development of assets for which we have no current commitments or obligations, and for working capital purposes.  See “Use of Proceeds.”

Risk factors

You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

NASDAQ Capital Market Trading Symbol	HTBX

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(1)

Based on 19,491,018 shares outstanding as of August 12, 2016.

Unless we indicate otherwise, all information in this prospectus supplement is based on 17,524,641 shares outstanding as of June 30, 2016, and excludes as of such date:

•      1,416,003 shares of our common stock issuable upon exercise of outstanding options under our equity incentive plans at a weighted-average exercise price of $4.25 per share;

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6,967,392 shares of our common stock reserved for issuance upon the exercise of outstanding warrants with a weighted-average exercise price of $1.21 per share; and

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401,363 shares of our common stock that are reserved for equity awards that may be granted under our equity incentive plans.

Unless otherwise stated, all information contained in this prospectus supplement reflects an assumed public offering price of $1.63 per share, which was the last reported sale price of our common stock on the NASDAQ Capital Market on August 12, 2016. In addition, unless otherwise indicated, information in this prospectus supplement does not include the 1,900,000 shares of our common stock that the stockholders approved at the 2016 Annual Meeting of Stockholders for issuance under the 2014 Plan.  See “—Recent Events” above.

RISK FACTORS

Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment.   You should consider carefully the risks described below and those described under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, any subsequent Annual Reports on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase any of the common stock being offered under this prospectus supplement.  If any of the risks actually occur, our business, consolidated financial condition or results of operations could be adversely affected.  In such case, the trading price of our common stock could decline and you could lose all or part of your investment.  Our actual results could differ materially from those anticipated in the forward-looking statements made throughout this prospectus supplement as a result of different factors, including the risks we face described below.  Unless we have indicated otherwise or the context otherwise requires, references in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein to the “Company,” “Heat Biologics,” “we,” “us” and “our” refer to Heat Biologics, Inc.

Risks Related to this Offering

Our management will have broad discretion over the use of proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion over the use of proceeds from this offering. We intend to use the net proceeds from this offering, if any, for general corporate purposes, including, but not limited to, continuing to support and advance our ongoing clinical programs, the repayment of certain debt obligations, for licensing or acquisition of assets complementary to our existing programs and for working capital purposes. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds, if any, may be used for corporate purposes that do not improve our operating results or enhance the value of our common stock. The failure of our management to use these funds effectively could have a material adverse effect on our business, cause the market price of our common stock to decline and impair the commercialization of our products and/or delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments and U.S. government securities. These investments may not yield a favorable return to our stockholders.

If you purchase shares of our common stock sold in this offering, you will experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

The price per share of our common stock being offered may be higher than the net tangible book value per share of our outstanding common stock prior to this offering. Assuming that an aggregate of 6,441,718 shares of our common stock are sold at a price of $1.63 per share, the last reported sale price of our common stock on the NASDAQ Capital Market on August 12, 2016, for aggregate gross proceeds of approximately $10,500,000, and after deducting commissions and estimated offering expenses payable by us, new investors in this offering will incur immediate dilution of $1.17 per share. For a more detailed discussion of the foregoing, see the section entitled “Dilution” below.  To the extent outstanding stock options or warrants are exercised, there will be further dilution to new investors.

Our need for future financing may result in the issuance of additional securities which will cause investors to experience dilution.

Our cash requirements may vary from those now planned depending upon numerous factors, including the result of future research and development activities. We expect our expenses to increase if and when we initiate and conduct Phase 3 and other clinical trials, and seek marketing approval for our product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations.  There are no other commitments by any person for future financing. Our securities may be offered to other investors at a price lower than the price per share offered to current stockholders, or upon terms which may be deemed more favorable than those offered to current stockholders. In addition, the issuance of securities in any future financing may dilute an investor's equity ownership and have the effect of depressing the market price for our securities. Moreover, we may issue derivative securities, including options and/or warrants, from time to time, to procure qualified personnel or for other business reasons. The issuance of any such derivative securities, which is at the discretion of our board of directors, may further dilute the equity ownership of our stockholders.

We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. No assurance can be given as to our ability to procure additional financing, if required, and on terms deemed favorable to us. To the extent additional capital is required and cannot be raised successfully, we may then have to limit our then current operations and/or may have to curtail certain, if not all, of our business objectives and plans.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.

Our Third Amended and Restated Certificate of Incorporation authorizes the issuance of 50,000,000 shares of our common stock and 10,000,000 shares of Preferred Stock. In certain circumstances, the common stock and preferred stock, as well as the awards available for issuance under the 2009 and 2014 Plans, can be issued by our board of directors, without stockholder approval. Any future issuances of such stock would further dilute the percentage ownership of us held by holders of Preferred Stock and common stock. In addition, the issuance of Preferred Stock may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the common stock.

Because we do not intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

As stated above, we have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the terms of any existing or future debt agreements may preclude us from paying dividends. As a result, we expect that only appreciation of the price of our common stock, if any, will provide a return to investors in this offering for the foreseeable future.

Resales of our common stock in the public market during this offering by our stockholders may cause the market price of our common stock to fall.

We may issue common stock from time to time in connection with this offering.  This issuance from time to time of these new shares of our common stock, or our ability to issue these shares of common stock in this offering, could result in resales of our common stock by our current stockholders concerned about the potential dilution of their holdings.  In turn, these resales could have the effect of depressing the market price for our common stock.

The shares of common stock offered under this prospectus supplement and the accompanying prospectus may be sold in “at the market” offerings, and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares under this prospectus supplement and the accompanying prospectus at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience declines in the value of their shares as a result of share sales made at prices lower than the prices they paid.

USE OF PROCEEDS

We may issue and sell share of our common stock having aggregate gross proceeds of up to $10,500,000 from time to time under the sales agreement.  Because there is no minimum offering amount required as a condition to close this offering, the actual total offering amount, commissions and proceeds to us, if any, are not determinable at this time. The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the sales agreement with FBR as a source of financing.

We currently intend to use the net proceeds from this offering for general corporate purposes, including, but not limited, to continuing to support and advance our ongoing clinical programs, to repay certain amounts under our secured loan with Square 1 Bank (the “Loan”), for licensing, acquisition and/or development of assets for which we have no current commitments or obligations, and for working capital purposes.

The Loan was available to us in four tranches: (i) $1.5 million was made available to us on August 22, 2014 (“Tranche 1 Loan”), (ii) $1.5 million became available to us upon enrollment of the first patient in the Phase 2 clinical trial for HS-110 (“Tranche 2 Loan”), (iii) $2.25 million was made available to us upon the initiation of the Phase 1b trial for lung cancer indication on June 30, 2015 (“Tranche 3 Loan”), and (iv) $2.25 million was made available us upon Square 1 Bank’s receipt of evidence on December 30, 2015 of the full enrollment of our Phase 1/2 clinical trial for HS-410 (“Tranche 4 Loan”). At December 31, 2015, we had drawn down the entire $7.5 million available under the Loan.

The Loan accrues interest monthly at an interest rate of 3.05% plus the prime rate or 6.30% per annum, whichever is greater. The Tranche 1 Loan was payable as interest-only period until June 30, 2015 and thereafter is payable in monthly installments of principal plus accrued interest until February 22, 2018. The Tranche 2 Loan was payable as interest-only prior to October 31, 2015 and thereafter is payable in monthly installments of principal plus accrued interest until February 22, 2018. The Tranche 3 Loan was payable as interest-only prior to October 31, 2015 and thereafter is payable in monthly installments of principal plus accrued interest until February 22, 2018. The Tranche 4 Loan is payable in monthly installments of principal plus accrued interest until February 22, 2018.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received from this offering. The amounts and timing of our actual expenditures will depend on numerous factors, including the progress in, and costs of, our clinical trials and other preclinical development programs and the amount of funding, if any, received from grants. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of management regarding the application of the net proceeds from the offering. Pending such uses set forth above, we plan to invest the net proceeds in government securities and other short-term investment grade, marketable securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and we do not currently intend to pay any cash dividends on our common stock in the foreseeable future. We expect to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends, if any, on our common stock will be at the discretion of our board of directors and will depend on, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions, including our secured loans with Square 1 Bank, which, with limited exception, restrict our ability to pay any dividends or make any other distributions or payments on account of or in redemption, retirement or purchase of any capital stock.

DILUTION

If you purchase shares of our common stock in this offering, you will experience dilution to the extent of the difference between the offering price per share and the adjusted net tangible book value per share immediately after this offering. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of June 30, 2016, our net tangible book value was approximately $1.1 million, or approximately $0.06 per share.

After giving effect to the sale of shares of common stock in this offering in the aggregate amount of $10.5 million at an assumed offering price of $1.63 per share, which is the last reported sale price of our common stock on the NASDAQ Capital Market on August 12, 2016, and after deducting estimated offering commissions and estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2016 would have been approximately $11.1 million, or $0.46 per share of common stock. This represents an immediate increase in net tangible book value of $0.40 per share to our existing stockholders and an immediate dilution in net tangible book value of $1.17 per share to investors participating in this offering. The following table illustrates this dilution per share to investors participating in this offering:

Assumed public offering price per share		$1.63
Net tangible book value per share as of June 30, 2016	$0.06
Increase in net tangible book value per share attributable to new investors purchasing common stock in this offering	$0.40
As adjusted net tangible book value per share after giving effect to this offering		0.46
Dilution per share to new investors		$1.17

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options or warrants having a per share exercise price less than the per share offering price to the public in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The table and discussion above are based on 17,524,641 shares of common stock issued and outstanding as of June 30, 2016 and excludes as of that date:

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1,416,003 shares of our common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $4.25 per share;

•

6,967,392 additional shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $1.21 per share; and

•

401,363 additional shares of our common stock reserved for future issuance under our equity incentive plans.

Unless otherwise stated, all information contained in this prospectus supplement reflects an assumed public offering price of $1.63 per share, which was the last reported sale price of our common stock on the NASDAQ Capital Market on August 12, 2016. In addition, unless otherwise indicated, information in this prospectus supplement does not include the 1,900,000 shares of our common stock that the stockholders approved at the 2016 Annual Meeting of Stockholders for issuance under the 2014 Plan.  See “—Recent Events” above.

In addition, the foregoing discussion is based on 17,524,641 shares of common stock outstanding as of June 30, 2016 and does not take into account an additional 1,966,377 shares of our common stock issued subsequent to June 30, 2016 upon exercise of warrants or the additional $1,966,377 received upon exercise of these warrants.  After taking into account the additional 1,966,377 shares of common stock that had been issued subsequent to June 30, 2016 and the additional $1,966,377 received by us upon exercise of these warrants, the pro forma as adjusted net tangible book value per share would have increased to $0.50 per share, representing an immediate dilution to investors of $1.13.

PLAN OF DISTRIBUTION

We have entered into the sales agreement with FBR under which we may issue and sell our common stock having an aggregate gross sales price of up to $10,500,000 from time to time through FBR acting as sales agent, subject to certain limitations, including the number of shares registered under the registration statement to which the offering relates. The sales, if any, of shares made under the sales agreement will be made by any method that is deemed an “at the market offering” as defined in Rule 415 promulgated under the Securities Act, including sales made directly on or through the NASDAQ Capital Market, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices, and/or any other method permitted by law. We may instruct FBR not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time. We or FBR may suspend the offering of common stock upon notice and subject to other conditions.

FBR will offer our common stock subject to the terms and conditions of the sales agreement as agreed upon by us and FBR. Each time we wish to issue and sell common stock under the sales agreement, we will notify FBR of the number of shares to be issued, the time period during which such sales are requested to be made, any limitation on the number of shares that may be sold in one day, any minimum price below which sales may not be made and other sales parameters as we deem appropriate. Once we have so instructed FBR, unless FBR declines to accept the terms of the notice, FBR has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of FBR under the sales agreement to sell our common stock are subject to a number of conditions that we must meet.

We will pay FBR commissions for its services in acting as agent in the sale of common stock. FBR will be paid a commission in an amount up to 3.0% of the gross sales price per share sold. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse FBR for certain specified expenses, including the fees and disbursements of its legal counsel in an amount not to exceed $30,000. We estimate that the total expenses for the offering, excluding commissions and reimbursements payable to FBR under the terms of the sales agreement, will be approximately $150,000.

Settlement for sales of common stock will generally occur on the third business day following the date on which any sales are made, or on some other date that is agreed upon by us and FBR in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of the common stock on our behalf, FBR may, and will with respect to sales effected in an “at the market offering,” be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of FBR may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to FBR against certain civil liabilities, including liabilities under the Securities Act.

The offering of our common stock pursuant to the sales agreement will terminate upon the earlier of (i) the sale of all of our common stock subject to the sales agreement, or (ii) termination of the sales agreement as provided therein. We may terminate the sales agreement at any time upon five days’ prior notice and FBR may terminate the sales agreement at any time upon ten days’ prior notice.

FBR and its affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, FBR will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions.  A copy of the Sales Agreement has been filed with the SEC as an exhibit to a Current Report on Form 8-K.

This prospectus in electronic format may be made available on a website maintained by FBR and FBR may distribute this prospectus electronically.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gracin & Marlow, LLP, New York, New York. Duane Morris LLP, Newark, New Jersey, is acting as counsel to FBR in this offering.

EXPERTS

The consolidated financial statements as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated herein by reference, given on authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.  Our public filings are also available to the public at the SEC’s web site at www.sec.gov.

This prospectus supplement is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or Internet site.

Additional information about Heat Biologics, Inc. is contained at our website, www.heatbio.com.  Information on our website is not incorporated by reference into this prospectus supplement. We make available on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as soon as reasonably practicable after those reports are filed with the SEC. The following Corporate Governance documents are also posted on our website: Code of Conduct, Code of Ethics and the Charters for the Audit Committee, Compensation Committee and Nominations Committee of the Board of Directors.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering, however, we are not incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K:

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Our Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 001-35994) filed with the SEC on February 18, 2016;

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Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (File No. 001-35994) filed with the SEC on May 11, 2016;

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Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 (File No. 001-35994) filed with the SEC on August 15, 2016;

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Our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 26, 2016;

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Our Current Reports on Form 8-K (File No. 001-35994) filed with the SEC on January 15, 2016, February 23, 2016, February 25, 2016, March 3, 2016, March 18, 2016, March 24, 2016, April 7, 2016, April 25, 2016, May 3, 2016, July 1, 2016, July 21, 2016 and August 15, 2016; and

•

The description of our common stock set forth in our registration statement on Form 8-A12B, filed with the SEC on July 8, 2013 (File No. 001-35994).

PROSPECTUS

$50,000,000

Common Stock

Warrants

Units

We may offer and sell up to $50,000,000 in the aggregate of the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

————————————

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the NASDAQ Capital Market under the symbol “HTBX.” On October 9, 2014, the last reported sale price of our common stock on the NASDAQ Capital Market was $6.25 per share.

As of October 6, 2014, the aggregate market value of our outstanding common stock held by non-affiliates was $32,269,856, based on 6,481,752 shares of outstanding common stock, of which 2,067,271 shares are held by affiliates, and a per share price of $7.31 based on the closing sale price of our common stock on October 6, 2014. We have not offered any securities during the past twelve months pursuant to General Instruction I.B.6 of Form S-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 23, 2014

You should rely only on the information we have provided or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any prospectus supplement. This prospectus and any prospectus supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information contained in this prospectus and in any prospectus supplement is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospective supplement or any sale of securities. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $50 million of securities as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus (which term includes, as applicable, the sales agreement prospectus filed with the registration statement of which this prospectus forms a part) that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Heat,” the “Company,” “we,” “our” and “us” refer to Heat Biologics, Inc., a Delaware corporation and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

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PROSPECTUS SUMMARY

The items in the following summary are described in more detail elsewhere in this prospectus and in the documents incorporated by reference herein. This summary provides an overview of selected information and does not contain all the information you should consider before investing in our common stock. Therefore, you should read the entire prospectus and any free writing prospectus that we have authorized for use in connection with this offering carefully, including the “Risk Factors” section and other documents or information included or incorporated by reference in this prospectus before making any investment decision.

Overview

We are a development stage biopharmaceutical company engaged in the development of novel allogeneic, “off-the-shelf” cellular therapeutic vaccines to combat a wide range of cancers and infectious diseases. Our proprietary ImPACT™ Immune Pan Antigen Cytotoxic Therapy is being designed to deliver live, genetically-modified, irradiated human cells which are reprogrammed to “pump out” a broad spectrum of cancer-associated antigens together with a potent immune adjuvant called “gp96” to educate and activate a cancer patient’s immune system to recognize and kill cancerous cells. We intend for our ImPACT cells to secrete an antigen-adjuvant complex that generates anti-cancer immune responses in patients by mobilizing and activating cytotoxic “killer” T cells that target multiple cancer antigens, thus harnessing a patient’s own immune system to fight cancer.

Unlike autologous or “personalized” therapeutic vaccine approaches which require extraction and processing of cancer or blood from each individual patient, our ImPACT therapeutic vaccine uses a master cell line containing a host of known and unknown tumor associated antigens to mass-produce a single vaccine product applicable to all patients with a particular cancer type. We believe our off-the-shelf, allogeneic immunotherapy offers logistical, manufacturing and cost of goods benefits compared to autologous patient-specific approaches.

Our most advanced product candidates are HS-110 and HS-410.

HS-110

We have commenced a Phase 2 trial in non-small cell lung cancer (NSCLC) patients with our therapeutic vaccine candidate HS-110 (viagenpumatucel-L). The Phase 2 trial will evaluate HS-110 in combination with low dose cyclophosphamide versus chemotherapy alone in third- and fourth-line NSCLC patients. The trial will enroll 123 patients at approximately 20-30 investigative centers over 24 months. Recruitment for the trial began in the third quarter of 2014 and we anticipate completion of dosing by the second quarter of 2016.  We intend to complete an interim analysis for immune response in the first half of 2015 after 14 patients have been treated for nine weeks with HS-110 in combination with low dose cyclophosphamide. HS-110 is a biologic product which consists of a lung cancer cell line that has been genetically modified using our ImPACT technology platform to secrete a wide range of lung cancer associated antigens bound to a gp96 adjuvant and is designed to activate a T-cell mediated pan-antigen immune response against the patient’s cancer.

The inventor of the ImPACT technology that we license reported results from a Phase 1 open-label, single center clinical trial of HS-110 in patients with advanced NSCLC. We believe the results provide clinical evidence that HS-110 is capable of generating anti-cancer immune responses. Eighteen patients were vaccinated, and 15 of the 18 vaccinated patients completed the first course of three planned courses of therapy. Two patients completed all three planned courses of therapy (defined as three, six week treatment cycles).

HS-110 showed no overt toxicity. There were no serious adverse events (SAEs) that were considered by the trial investigator to be treatment-related. Most of the adverse events (AEs) were reported as mild or moderate (grade 1 or 2) with the most frequent being skin induration and rash that were transitory and usually resolved in 1 to 2 weeks. HS-110 provides evidence of a CD8-CTL IFN- γ immune response in patients with advanced NSCLC. In 11 of the 15 patients (73%) that completed the first course of therapy with HS-110, there was a twofold or greater increase in CD8 cells secreting interferon gamma (CD8-CTL IFN-γ). These patients also exhibited an estimated median survival of 16.5 months (95% CI: 7.1-20.0). In contrast, 4 patients were immune non-responders and survived 2.1, 2.3, 6.7, and 6.7 months, or a median survival of 4.5 months, which is consistent with the expected survival times in this patient population. The protocol required that we look for such responses, but, as is typical in immunotherapy, no partial or complete tumor responses were observed. The median one-year overall survival rate of patients in the study was 44% (95% CI: 21.6-65.1), comparing favorably to a 5.5% rate based on published data from a 43-patient advanced lung cancer population. One of the late-stage lung cancer patients survived over four years since starting the therapy and another patient survived over three years since starting the therapy. These findings were consistent with multiple pre-clinical published studies on ImPACT therapy.

HS-410

We have initiated dosing in a Phase 1/2 bladder cancer trial with HS-410. HS-410 is a biologic product which consists of a bladder cancer cell line which has been genetically modified using our ImPACT technology platform to secrete a wide range of bladder cancer antigens bound to a gp96 adjuvant and is designed to activate a T-cell mediated pan-antigen immune response against the patient’s bladder cancer. To date, we have dosed 9 patients in our 84-patient, Phase 1/2 trial to examine safety, tolerability, immune response and preliminary clinical activity of HS-410 in patients with high risk, superficial bladder cancer who have completed surgical resection and 3-6 weekly intravesical bacillus Calmette-Guérin (BCG) immunotherapy installations. We anticipate including approximately 12-18 clinical sites with an enrollment period of 18-24 months. Patient recruitment began in December 2013. In September 2014, we completed the required enrollment of the Phase 1 portion of the study to advance to the Phase 2 study.  We anticipate that the Phase 2 study will commence in the fourth quarter of 2014 and that dosing will be completed in approximately the third quarter of 2015.

Additional Indications

We continue to evaluate other indications for our ImPACT therapeutic vaccines and have developed a cell line for ovarian cancer and one for triple negative breast cancer.  Our decision to further pursue either of these two product candidates or any additional product candidates other than our two lead product candidates will be based in part upon available funding and partnering opportunities. To date, in excess of $14,000,000 of funding has been awarded to the primary inventor of the technology we license by the National Institutes of Health (NIH) and through other research and clinical grants, which has been used to further develop our ImPACT technology platform that we license. We have little control over the direction of the NIH grant funds that have been received by the primary inventor of the technology we license and since payment is made to the inventors as opposed to us we do not recognize any revenue from such grant funds nor do they fund any expenses that we incur. Although earmarked for further development of the technology that we license, any funds awarded to the primary inventor are used in his discretion and we have little control over his use of the funds. The NIH is also currently fully funding the primary inventor’s study of an HS-HIV product candidate in non-human primates with a therapeutic and prophylactic vaccine for the treatment and prevention of HIV utilizing the ImPACT approach.

The table below summarizes our current product candidates and their stages of development:

Product Candidate	Indication	Phase of Development	Upcoming Milestone(s)
HS-110	Non-Small Cell Lung Cancer (NSCLC)	Enrolling patients	2015 - Interim analysis for immune response
HS-410	Bladder Cancer Adjuvant	Enrolling patients	2014 - Report Phase 1 data on safety 2015 – Report Phase 1 data on immune response

ImPACT Therapy—Novel Pan-Antigen Immune Activation

Our ImPACT therapy is a novel technology platform designed to educate and stimulate the immune system to combat specific disease targets, such as cancer cells. ImPACT utilizes live attenuated, human-derived, genetically-modified cells to generate an array of tumor associated antigens and secrete an essential immunostimulatory protein called “gp96-Ig”. The secreted proteins are designed to generate an immune response against cancer cells by mobilizing and activating a patient’s own killer T cells to target a broad array of different tumor antigens with the goal of eliminating cancer cells. In contrast with other vaccine technologies that target only one antigen, ImPACT’s pan-antigen approach which may enable the body to induce and maintain an immune response against a broad array of tumor-specific proteins, by potentially providing a more robust and sustained immune response and limiting cancer cells’ ability to evade the immune system. We believe the clinical and pre-clinical results suggest that ImPACT generates anti-tumor immune responses capable of targeting and destroying tumors. We believe our novel, off-the-shelf, live cell therapy has the potential to be used to not only combat a wide range of cancers, but also against various infectious diseases, such as hepatitis C, malaria and HIV, for which non-human primate studies, which we believe are encouraging, have been completed. We have leveraged our existing infrastructure by developing additional product candidates in areas where we can use our proprietary technology. Our success will depend on the clinical and regulatory success of our product candidates and our ability to retain, on commercially reasonable terms, financial and managerial resources, which are currently limited. To date, we have not received regulatory approval for any of our product candidates or derived any revenues from their sales. Moreover, there can be no assurance that we will ever receive regulatory approval for any of our product candidates or derive any revenues from their sales. We should have sufficient capital to operate the company for at least 12 months.

General Corporate Information

We were incorporated under the laws of the State of Delaware on June 10, 2008.  Our principal offices are located at 801 Capitola Drive, Durham, North Carolina 27713.  Our website address is www.heatbio.com. The information contained in, and that can be accessed through, our website is not incorporated into and is not a part of this report.

THE OFFERING

We may offer shares of our common stock, warrants to purchase any of such securities, either individually or in combination, and/or units consisting of some or all of such securities for total gross proceeds of up to $50 million, from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities being offered. Below is a summary of the securities we may offer under this prospectus (together with the applicable prospectus supplement).

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

You should consider carefully the risks discussed under the section captioned “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2013 and in our subsequent quarterly reports on Form 10-Q, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, each of which is incorporated by reference in this prospectus in its entirety, together with other information in this prospectus, and the information and documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our common stock. If any of these events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in it, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934 as amended, or the Exchange Act. These statements may be made directly in this document or they may be made part of this document by reference to other documents filed with the SEC, which is known as “incorporation by reference.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “could,” “may” or other similar expressions in this prospectus or the documents incorporated by reference.

We caution investors that any forward-looking statements presented in this prospectus or the documents incorporated by reference, or those which we may make orally or in writing from time to time, are based on our beliefs and assumptions, as well as information currently available to us. Such statements are based on assumptions and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include the following:

•

our ability to implement our business plan;

•

our ability to raise additional capital to meet our liquidity needs;

•

our ability to generate product revenues;

•

our ability to achieve profitability;

•

our ability to comply with our loan covenants;

•

our ability to satisfy U.S. (including FDA) and international regulatory requirements;

•

our ability to obtain market acceptance of our technology and products;

•

our ability to compete in the market;

•

our ability to advance our clinical trials;

•

our ability to fund, design and implement clinical trials;

•

our ability to maintain our present customer base and retain new customers;

•

our ability to demonstrate that our product candidates are safe for human use and effective for indicated uses;

•

our ability to gain acceptance of physicians and patients for use of our products;

•

our dependency on third-party researchers and manufacturers and licensors;

•

our ability to establish and maintain strategic partnerships, including for the distribution of products;

•

our ability to attract and retain a sufficient qualified personnel;

•

our ability our ability to obtain or maintain patents or other appropriate protection for the intellectual property;

•

our dependency on the intellectual property licensed to us or possessed by third parties;

•

our ability to adequately support future growth; and

•

our potential product liability or intellectual property infringement claims.

This prospectus and all subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the dates that such statements are made.

For more information on the uncertainty of forward-looking statements, see “Risk Factors” in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q and any applicable prospectus supplement.

USE OF PROCEEDS

We intend to use the net proceeds, if any, from the sales of securities offered by this prospectus for general corporate purposes, which may include, among other things, increasing our working capital, funding research and development (including clinical trials), vendor payables, regulatory submissions, hiring additional personnel and capital expenditures. In addition, we may use a portion of the net proceeds for licensing or acquiring intellectual property to incorporate into our products and product candidates or our research and development programs. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products; however, we have no current commitments or obligations to do so.

The amounts and timing of our actual expenditures will depend on numerous factors, including our development and commercialization efforts, as well as the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

We have never paid cash dividends on our common stock. Moreover, we do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. We intend to use all available cash and liquid assets in the operation and growth of our business. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the rights of our common stock and related provisions of our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws.

We are authorized to issue 50,000,000 shares of common stock, par value $0.0002 per share, of which 6,464,178 shares are outstanding and 10,000,000 shares of Preferred Stock, par value $.0001 per share, of which 112,500 shares are designated Series 1 Preferred Stock, 2,000,000 shares are designated Series A Preferred Stock, 4,100,000 are designated as Series B-1 Preferred Stock and 2,000,000 are designated Series B-2 Preferred Stock. There are currently no shares of Preferred Stock outstanding.

Common Stock

Reverse Stock Split

On May 29, 2013, we effected a 1-for-2.3 reverse stock split. Upon the effectiveness of the reverse stock split, every 2.3 shares of outstanding common stock decreased to one share of common stock. Similarly, the number of shares of common stock into which each outstanding option and warrant to purchase common stock is exercisable decreased on a 1-for-2.3 basis and the exercise price of each outstanding option and warrant to purchase common stock increased proportionately. In addition, the applicable conversion price of the Preferred Stock was proportionately increased to adjust for the stock split resulting in a proportionate decrease in the number of shares that were issued upon conversion of the Preferred Stock upon the closing of our IPO.

Unless otherwise indicated, all references to share numbers in this prospectus filed as part of this registration statement reflect the effects of this reverse stock split.

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. If we liquidate, dissolve or wind up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable. Except as otherwise required by Delaware law, all stockholder action, other than the election of directors, is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy. The election of directors by our stockholders, is determined by a plurality of the votes cast by the stockholders entitled to vote at any meeting held for such purposes at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

DESCRIPTION OF WARRANTS

Warrants

We may issue warrants for the purchase of common stock. We may issue warrants independently or in combination with common stock. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as any warrant agreements and warrant certificates that contain the terms of the warrants. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants.

Any warrants issued under this prospectus may be evidenced by warrant certificates. Warrants also may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

The following description, together with the additional information that we include in any applicable prospectus supplement and in any related free writing prospectus that we may authorize to be distributed to you, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may be issued in one or more series. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement and in any related free writing prospectus that we may authorize to be distributed to you. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants.

The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to all of the provisions of the warrant and/or the warrant agreement and warrant certificate, as applicable, applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the warrants that we may offer under this prospectus, as well as the complete warrant and/or the warrant agreement and warrant certificate, as applicable, that contains the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the number of warrants issued with each such security;
•	the number of shares of common stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of any material or special U.S. federal income tax considerations of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any:

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant or warrant certificate, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office, including ours, indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the securities purchasable upon such exercise. If less than all of the warrants (or the warrants represented by such warrant certificate) are exercised, a new warrant or a new warrant certificate, as applicable, will be issued for the remaining warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent, if any, will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A warrant agent may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Governing Law

Unless we otherwise specify in the applicable prospectus supplement, the warrants and any warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF UNITS

Units

We may issue units consisting of any combination of our common stock and warrants. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to all of the provisions of the unit agreement and/or unit certificate, and depositary arrangements, if applicable. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the units that we may offer under this prospectus, as well as the complete unit agreement and/or unit certificate, and depositary arrangements, as applicable, that contain the terms of the units.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement and/or unit certificate, and depositary arrangements, as applicable, that contain the terms of the particular series of units we are offering, and any supplemental agreements, before the issuance of such units.

The applicable prospectus supplement, information incorporated by reference or free writing prospectus may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;
•	whether the units will be issued in fully registered or global form; and
•	any other terms of the units.

The applicable provisions described in this section, as well as those described under “Common Stock” and “Warrants” above, will apply to each unit and to each security included in each unit, respectively.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock will be listed on the NASDAQ Capital Market, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Gracin & Marlow, LLP, New York, New York will pass upon certain legal matters relating to the issuance and sale of the common stock, warrants and units offered hereby on behalf of Heat Biologics, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements as of December 31, 2013 and December 31, 2012 and for each of the two years in the period ended December 31, 2013 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our public filings are also available to the public at the SEC’s web site at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or Internet site.

Additional information about Heat Biologics, Inc. is contained at our website, www.heatbiologics.com. Information on our website is not incorporated by reference into this report. We make available on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as soon as reasonably practicable after those reports are filed with the SEC. The following Corporate Governance documents are also posted on our website: Code of Ethics and the Charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board of Directors.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering, however, we are not incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 31, 2014;
•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 12, 2014;
•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on August 13, 2014;
•	Our annual report on Form 10-K/A Amendment No. 1 for the fiscal year ended December 31, 2013 filed with the SEC on October 10, 2014;
•	Our current reports on Form 8-K filed with the SEC on January 21, February 3, March 5, March 31, May 7, June 13, August 25, 2014 and October 2, 2014;
•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 8, 2014; and
•	The description of our common stock set forth in our registration statement on Form 8-A12B, filed with the SEC on July 8, 2013 (File No. 001-35994).

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus) by writing or calling us at the following address and telephone number:

801 Capitola Drive
Durham, North Carolina 27713

(919) 240-7133

Up to $10,500,000 of Shares of

Common Stock

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PROSPECTUS SUPPLEMENT

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FBR

August 15, 2016